Exhibit 10.30

Private & Confidential

November 13, 2006

Mr. Howard Tong
____________________

____________________

Re:	Offer of Employment

Dear Howard:

On behalf of U.S. Auto Parts Network, Inc. (“USAP” or the “Company”), I am delighted to extend to you this offer of full-time employment with USAP in the position of Chief Operating Officer. You will be based out of our Corporate Office in Carson, California and will report to the Chief Executive Officer.

I. Compensation – Salary and Bonuses

As a full-time employee in the position of Chief Operating Officer, your annual compensation will be comprised of an annualized base salary of $220,000.00. You will also be eligible to receive an annual discretionary incentive bonus of up to $100,000. All bonus programs are intended to reward contribution to USAP’s performance over the entire fiscal year, and consequently are earned and will be paid only if you are employed and in good standing at the time of bonus payments, which payments shall be made within 90 days of the close of the fiscal year. Bonus determinations will be made at USAP’s sole discretion.

Contingent on approval of our recommendation by the Company’s Board of Directors or Compensation Committee, you will receive a non-qualified stock option to purchase 450,000 shares of the Company’s Common Stock. The grant date and option exercise price will be established on the date the Board of Directors or Compensation Committee grant the options to you pursuant to the Company’s Stock Option Plan. Your option grant will be subject to the terms of the Company’s stock option plan in effect as of the grant date and the related stock option agreements which provide, among other things, for vesting over four years, with the initial 25% of the shares vesting on the first anniversary of your date of employment with the company and the balance vesting in thirty-six equal monthly installments thereafter, as well as certain restrictions on transfer. These options will be subject to a Change in Control Agreement which shall vest your unvested options should you be terminated without Cause within six (6) months of a change in control.

II. Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that USAP generally makes available to its full-time executive employees in accordance with the

Mr. Howard Tong

November 13, 2006

terms and conditions of such benefits and benefit plans, including group life insurance, group medical insurance, and a Section 401(k) Plan. At your election, you may decline to participate in the Company’s coverage and choose to continue your existing medical coverage and the Company will reimburse you up to $1,000.00 per month of premiums paid for such policy. Detailed information about the benefits presently available will be provided to you on your first day of employment. You will also receive an automobile allowance of $850.00 per month.

III. “At-Will” Employment

Employment with USAP is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by USAP at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, and responsibility and reporting level, compensation, and benefits, as well as USAP’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of USAP. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by USAP’s Chief Executive Officer. Any termination of your employment is, however, subject to the severance provisions listed below.

IV. Severance

In the event your employment is terminated by the Company for Cause, you shall be entitled to no severance pay. In the event that you are terminated without Cause and execute a general release of all known and unknown claims against the Company, you shall be paid salary continuation for a period of (i) six (6) months if you are terminated within the first two years of service, or (ii) twelve (12) months if you are terminated after two years of service. For purposes of this paragraph “Cause” shall mean a reasonable belief by the Board that you (i) have committed a willful misconduct in the performance of your job duties, or (ii) have been convicted of, or pleaded nolo contendere to any felony.

V. Full-Time Service To USAP/Proprietary Information

USAP requires that as a full-time employee you devote your full business time, attention, skills, and efforts to the tasks and duties of your position as assigned by USAP. We also require that you refrain from conduct that creates a conflict of interest between your own (or a family member’s) interests and the interests of USAP as more fully outlined in our Employee Handbook and any Code of Ethics that may be adopted by USAP from time to time.

USAP also respects the proprietary information of other companies. We ask that you give adequate notice to your current employer, cooperate in a smooth transition and allow your current employer to confirm that you have returned all proprietary information to it and have not

Mr. Howard Tong

November 13, 2006

kept any copies. You should take great care to return all property of prior employers. If you accept employment, you may not bring onto our premises or use in any manner any confidential or proprietary information developed, used, or disclosed to you while you were employed by some other company or entity. You will also be required to certify that you do not have any such information. This means you should not keep, even at home or on a personal computer, copies of anything which belongs to your prior employer(s). If you leave USAP, we will similarly require you to return all USAP proprietary information to us. Finally, you should not solicit employees or customers of your prior employer. If you find yourself in contact with an employee or customer of your prior employer, please notify the undersigned immediately so that we can take steps to insure that your contact is appropriate and does not involve the use of confidential information of others. If you have any questions about these requirements, please contact me immediately.

You will be designated as an officer under the Company’s Directors and Officers Insurance Policy and will receive the broadest indemnification agreement applicable to any officer of the Company.

VI. Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for USAP. Enclosed is a list of acceptable INS Form I-9 documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of the attached Proprietary Information and Inventions Assignment Agreement without modification. This is a very important document and we have included an extra copy for your files.

VII. Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and USAP with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superceded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by the Chief Executive Officer.

Mr. Howard Tong

November 13, 2006

We have many policies that provide all employees an informal means of resolving any problems that may arise during employment. Please read these policies and use the complaint procedures should you or anyone reporting to you believe there are violations of our policies or issues that need to be resolved.

Mr. Howard Tong

November 13, 2006

VIII. Acceptance of Employment

Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this offer letter by signing in the designated space below. This offer will be rescinded if you have not responded by November 20, 2006.

The entire team and I look forward to you joining us! If you have any questions, please do not hesitate to call me.

Sincerely,

U.S. AUTOPARTS NETWORK, INC.

/s/ Michael McClane
By:	Michael McClane
Chief Financial Officer

I AGREE TO THE TERMS OF THIS LETTER AND ATTACHMENTS

/s/ Howard Tong	11-13-2006
Howard Tong	Date